A.R. GINN, JR
CHAIRMAN OF THE BOARD

January 27, 2005

Ms. Frances R. Powell
590 Magnolia Circle
Houston, TX 77024

Dear Frances:

NCI Building Systems, Inc., herein referred to as NCI, is pleased to offer you the position of Chief Financial Officer and Treasurer with NCI. We would like you to commence your new position on Monday, February 14, 2005. In this position you will be reporting directly to the Chief Executive Officer. As CFO and Treasurer you will be responsible for all accounting personnel, generating financial data and analysis (including M&A and dispositions), treasury functions (with the exception of the credit function which reports to the Executive Vice President of Administration), investor relations—working closely with NCI’s President and satisfying all regulatory agencies including the SEC, Sarbanes Oxley requirements, federal, state and local tax matters. In addition, you will coordinate the Internal Audit function as directed by the Chairman of the Audit Committee. Finally, you will be responsible for the process of generating board presentations and annual reports.

As an officer of NCI, you will be subject to, among others, the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended from time to time. If you need any additional information regarding your obligations and duties as an officer of a publicly traded company under federal securities laws and the rules and regulations of the New York Stock Exchange, please do not hesitate to let me know and I will arrange for you to discuss these matters with NCI’s outside legal counsel.

Base Salary:
$250,000 annually, paid bi-weekly at a rate of $9,615.39. Performance reviews are in December, with salary adjustments based on merit and/or cost-of-living effective January 1 each year, beginning 2006.

Signing Option Grant:	25,000 option shares priced on the close of business on the day before employment date.

5,000 restricted shares which shall vest over four years.

10943 N. Sam Houston Parkway W. • Houston, Texas 77064
P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9670

Ms. Frances R. Powell

January 27, 2005

Bonus:
Category 1B, Seventy-five percent (unlimited) based on the matrix bonus pool (a copy is attached) up to a corporate maximum payout limit of fifteen percent of adjusted annual year-end EBITDA. The matrix is calculated as a return on adjusted operating assets, greater than fifteen percent hurdle and growth in EPS.

Semi-annual options:
Category SE2, $75,000.00 every six months divided by the share price on the close of business the day prior to the grant. Alternatively, you may choose to receive restricted shares equal to 50 percent of the award ($37,500.00) every six months. Grant dates are June 15 and December 15 of each year.

Option shares and restricted shares vest at 25% per year. Term for exercising options is 10 years.

Although the option plan has been in effect for several years, it can be terminated or suspended at any time by the Board of Directors.

Holidays:	11

Vacation:	Three weeks vacation per year after completing one year service. NCI’s policy grants four weeks after fifteen years.

401k:
Quarterly entry dates after 6 months continuous service. Guaranteed match up to 4% if you are contributing 6%. 5% if you contribute 6% and ROA is between 20 and 24.999%. 6% if you contribute 6% and ROA is above 25%.

Sick pay:	3 days after year 1 5 days after years 2 thru 5 Maximum 6 days (can accrue until retirement)

Bereavement leave:	3 days for immediate family

Group medical:	United Health Care — PPO or HMO. Approximately thirty percent employee paid. Employee plus family is $145.00 per month for HMO (estimated amount).

Life insurance:
Company paid for the first $40,000 coverage with $5,000 coverage for each dependent. Up to three times your salary with no pre-qualification to a maximum of $300,000. Cost to employee is $55.38 bi-weekly for $250,000 coverage, age 50 to 54 (estimated amount).

10943 N. Sam Houston Parkway W. • Houston, Texas 77064
P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9670

Ms. Frances R. Powell

January 27, 2005

Short-term disability:
Sixty percent of base salary paid as weekly benefit. Employee paid, based on age, cost to employee $22.00 per month (estimated amount). Maximum insurance benefit is $1,000.00 per week. The Company pays the difference between $1,000.00 and sixty percent of senior executive base salary for a maximum of one year (as described in 509:1 Supplemental Salary Continuance).

Long-term disability:
Sixty percent of base salary paid as a monthly benefit to a max benefit of $7,500 per month. The Company Salary Continuation Plan, as detailed in the NCI Group LP Employee Manual, provides the difference between the amount of the disability payment and sixty percent of the employee’s base salary for a period of one year.

Vision & Dental:	Employee paid (information available upon request).

As an employee of NCI, you will be provided a copy of the employee manual and insurance booklets, which outline our personnel policies and benefits program. After reading this manual we ask that you sign and return the receipt and acknowledgement forms found on pages 3 and 4 of the manual.

Employment and compensation at NCI is “at will” which means that no employment contract exists and either you or the company can terminate the employment at any time.

This employment offer is conditioned upon the satisfactory completion of a criminal background check and a negative drug screen.

Attached is the Summary of Benefits that outlines our complete benefits package and their respective costs. Please contact Donnie Humphries or Rick Morrow in Human Resources at (281)897-7502 if you have any questions regarding the benefits.

We are pleased to extend this conditional offer of employment. We welcome you to our family of dedicated employees and hope that this employment relationship will be mutually beneficial and rewarding.

If there are any questions that are unanswered or not covered, please feel free to contact me.

Regards,	Accepted:
/s/ A.R. Ginn
A. R. Ginn	/s/ Frances R. Powell

Chairman & Chief Executive Officer	Frances R. Powell

10943 N. Sam Houston Parkway W. • Houston, Texas 77064
P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9670